EXHIBIT 99.2

Alico Declares Dividend, Sets Annual Meeting Date and Record Date for Annual Meeting and Changes Fiscal Year

LABELLE, FL., October 3, 2007—Alico, Inc., (Nasdaq: ALCO), a land management company, announced that, at its recent Board meeting, the Board declared a quarterly dividend of $0.275 per share payable to stockholders of record as of December 29, 2007, with payment expected on or about January 15, 2008.

Chairman John Alexander said, “The Alico Board of Directors is pleased to continue the payment of regular quarterly dividends to our shareholders.”

The Board set November 30, 2007, as the record date for shareholders eligible to vote at the Company’s annual meeting which will be held at 10:00 a.m. on January 18, 2008. The annual meeting will be held in the Alico Arena at Florida Gulf Coast University, 10501 FGCU Blvd. S., Fort Myers, FL 33965-6565.

Additionally, the Board changed the fiscal year end of the Company from August 31st to September 30th and made conforming changes to the Corporation’s Bylaws. This change will be implemented in fiscal year 08.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 137,000 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate operations. Alico’s mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

John R. Alexander

La Belle, Florida

(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about hopes and desires such as the expressed hope that dividends will continue to increase and involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission.

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